SUB-ADVISORY AGREEMENT

THIS SUB-ADVISORY AGREEMENT is made as of May 1, 2015 by and among RS Investment Management Co. LLC, a Delaware limited liability company (“RS”), and Park Avenue Institutional Advisers LLC, a Delaware limited liability company (“PAIA” and together with RS, the “Parties” and each, a “Party”), and, solely with respect to Section 9 hereof, RS Variable Products Trust (the “Trust”), a Massachusetts business trust.

W I T N E S S E T H:

WHEREAS, pursuant to the Investment Advisory Agreement dated November 7, 2006 (the “Advisory Agreement”) between RS and the Trust, on behalf of each of its series (each, a “Portfolio”), RS has agreed to provide investment management services to each Portfolio; and

WHEREAS, RS desires to retain PAIA to serve, and PAIA desires to serve, as the sub-adviser for each Portfolio listed on Annex A and to provide sub-advisory services to such Portfolios, subject to the terms and conditions hereof;

NOW THEREFORE, in consideration of the mutual covenants, agreements and promises contained in this Agreement, the Parties agree as follows:

Section 1. Definitions.

(a) “1940 Act” means the Investment Company Act of 1940, as amended from time to time, and the rules and regulations promulgated under that Act by the SEC.

(b) “Assets” has the meaning set out in Section 3(a).

(c) “Authorized Person” means any officer of RS and any other person duly authorized by the Trust’s Board of Trustees to give Oral Instructions and Written Instructions on behalf of a Portfolio.

(d) “Covered Portfolio” has the meaning set out in Section 2(a).

(e) “PAIA” has the meaning set out in the preamble.

(f) “Oral Instructions” mean oral instructions received by PAIA from an Authorized Person or from a person reasonably believed by PAIA to be an Authorized Person.

(g) “Party” has the meaning set out in the preamble.

(h) “Portfolio” has the meaning set out in the recitals.

(i) “RS” has the meaning set out in the preamble.

(j) “SEC” means the Securities and Exchange Commission.

(k) “Shares” means the shares of beneficial interest of any class of a Covered Portfolio.

(l) “Trust” has the meaning set out in the preamble.

(m) “Written Instructions” mean written instructions signed by an Authorized Person and received by PAIA. The instructions may be delivered by hand, mail, email, tested telegram, cable, telex or facsimile sending device.

Section 2. Appointment.

(a) RS hereby retains PAIA to provide sub-advisory services as described in this Agreement to each of the Portfolios listed on Annex A, as such Annex is amended from time to time by mutual agreement of the Parties (each, a “Covered Portfolio”). PAIA accepts such appointment and agrees to furnish such services.

(b) PAIA’s provision of services hereunder is subject to the oversight of RS, and to the general oversight of the Board of Trustees of the Trust.

Section 3. Description of Sub-Advisory Services

(a) PAIA is authorized to manage all the assets of each Covered Portfolio (“Assets”), including to engage in the purchase, retention and disposition of Assets, in accordance with the applicable Covered Portfolio’s investment objective(s), policies and restrictions stated in the Covered Portfolio’s prospectus and statement of additional information, as currently in effect and as amended or supplemented from time to time. For this purpose, PAIA, in its sole discretion and without prior consultation with RS, is authorized to: (i) make investment decisions for the Covered Portfolio; (ii) place purchase and sale orders for portfolio transactions on behalf of the Covered Portfolio and manage uninvested cash of the Covered Portfolio and (iii) execute, as specifically authorized by RS, account documentation, agreements, contracts and other documents as may be requested by brokers, dealers, counterparties and other persons in connection with management of the Assets (in such respect, and only for this limited purpose, PAIA will act as RS’s and the Covered Portfolio’s agent and attorney in fact). PAIA will take such action as is appropriate to manage effectively the Covered Portfolios’ Assets. PAIA does not represent or warrant that it will achieve the investment objective of a Covered Portfolio.

(b) PAIA agrees that, in placing orders with broker and/or dealers, it will seek to obtain the best execution in terms of price and execution; provided that, on behalf of a Covered Portfolio, PAIA may, in its discretion, use brokers and/or dealers that provide PAIA with research, analysis, advice and similar services to execute portfolio transactions on behalf of the Covered Portfolio, and PAIA may pay to those brokers and/or dealers in return for brokerage and research services a higher commission than may be charged by other brokers and/or dealers, subject to the policy with respect to brokerage set forth in the Trust’s registration statement or as the Board of Trustees or RS may direct from time to time, in conformity with federal securities laws. In evaluating best execution for any transaction,

PAIA shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker and/or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating best execution, and in selecting a broker and/or dealer to execute a particular transaction, subject to any instructions and directions of RS or the Board of Trustees, PAIA may also consider the brokerage and research services provided (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934 and as interpreted by the SEC). PAIA is authorized to pay to a broker and/or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Covered Portfolio which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, PAIA determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker and/or dealer — viewed in terms of that particular transaction or in terms of the overall responsibilities of PAIA to the Covered Portfolio.

(c) To the extent permitted by applicable laws and regulations, PAIA may aggregate the securities to be sold or purchased for a Covered Portfolio with those to be sold or purchased for another client (including another Covered Portfolio), in order to obtain the most favorable price or lower brokerage commissions and efficient execution. Allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by PAIA in the manner PAIA considers to be the most equitable and consistent with its obligation to the Covered Portfolio and to other clients, subject to such policies as RS or the Trust may establish from time to time.

(d) PAIA may buy securities for a Covered Portfolio at the same time it is selling such securities for another client or account and may sell securities for a Covered Portfolio at the time it is buying such securities for another client account, subject to applicable legal and regulatory requirements, and in compliance with such procedures of the Trust as may be in effect from time to time. PAIA may effectuate cross transactions between a Covered Portfolio and such other account if it deems this to be advantageous to both of the accounts involved, subject to such policies as RS or the Trust may establish from time to time.

(e) PAIA will maintain, in connection with its investment advisory obligations provided to the Covered Portfolios, all books and records required to be maintained pursuant to the 1940 Act, with respect to transactions by PAIA on behalf of each Covered Portfolio, and will furnish the Trust with such periodic and special reports as RS or the Trust reasonably may request.

(f) PAIA shall make its portfolio management, compliance and other personnel available to consult with the Trust and RS, including by facilitating their attendance as may reasonably be requested at meetings of the Trust, and provide such reports as the Trust shall reasonably request from time to time.

(g) PAIA will vote proxies and take corporate action elections with respect to securities held by a Covered Portfolio, in its sole discretion.

(h) In connection with its provision of the foregoing services, PAIA will comply in all material respects, insofar as applicable to PAIA and the services hereunder, with the policies and procedures of the Covered Portfolios maintained pursuant to Rule 38a-1 under the 1940 Act or otherwise; provided, that PAIA shall not be required to comply with any amended or new policies and procedures until PAIA shall have received written notice thereof.

Section 4. Delivery of Portfolio Documents.

RS has provided or, where applicable, will provide PAIA with the following, upon PAIA’s reasonable request:

(a) certified or authenticated copies of the resolutions of the Board of Trustees of the Trust, approving the appointment of PAIA or its affiliates to provide services to the Covered Portfolios and approving this Agreement;

(b) a copy of the most recent effective registration statement for the Covered Portfolios;

(c) a copy of the advisory agreement relating to each Covered Portfolio;

(d) a copy of all policies and procedures of the Covered Portfolios maintained pursuant to Rule 38a-1 of the 1940 Act or otherwise, as amended from time to time; and

(e) copies (certified or authenticated, where applicable) of any and all amendments or supplements to the foregoing.

Section 5. Instructions.

(a) PAIA may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Trust’s Board of Trustees or of the Covered Portfolio’s shareholders, unless and until PAIA receives Written Instructions to the contrary.

(b) RS agrees to forward to PAIA any Written Instruction confirming any Oral Instruction so that PAIA receives the Written Instruction by the close of business on the same day that such Oral Instruction is received. The fact that such confirming Written Instruction is not received by PAIA shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instruction, or result in any liability on the part of RS to PAIA. Where an Oral Instruction or Written Instruction reasonably appears to have been received from an Authorized Person, PAIA shall incur no liability to RS in acting upon such Oral Instruction or Written Instruction provided that PAIA’s actions comply with the other provisions of this Agreement.

Section 6. Confidentiality.

PAIA agrees to keep confidential all records of the Covered Portfolios and information relating to the Portfolio and its shareholders, unless the release of such records or information is otherwise consented to, in writing, by RS. RS agrees that such consent shall not be unreasonably withheld and may not be withheld where PAIA may be exposed to civil or criminal contempt proceedings or when required to divulge such information or records to duly constituted authorities.

Section 7. Books and Records.

PAIA shall keep all books and records that PAIA is required to maintain pursuant to Rule 31a-1 under the 1940 Act or otherwise to the extent the requirement to maintain such records is applicable in connection with the services provided hereunder. Any books and records of a Covered Portfolio which are maintained by PAIA or which are in the possession or under the control of PAIA shall be the property of the Covered Portfolio. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable laws, rules, and regulations. The Covered Portfolio, RS, and Authorized Persons, as applicable, will have access to such books and records at all times during PAIA’s normal business hours. Upon the reasonable request of the Covered Portfolio or RS, copies of any such books and records shall be provided by PAIA to the Covered Portfolio, RS, or an Authorized Person, as applicable.

Section 8. Compensation.

In consideration of the services provided by PAIA under this Agreement, RS will pay PAIA monthly fees for each Covered Portfolio in an amount equal to the applicable percentage set forth on Annex A of all fees due from such Covered Portfolio to RS for such month under the Advisory Agreement prior to any reductions as a result of any voluntary or contractual fee waiver observed or expense reimbursement borne by RS with respect to that Covered Portfolio for such period; provided that the monthly fee due hereunder to PAIA in respect of a Covered Portfolio shall be reduced in the same proportion as the fee due to RS from the Covered Portfolio for such period as a result of any voluntary or contractual fee waiver observed or expense reimbursement borne by RS in respect of the Covered Portfolio to which PAIA has agreed. Monthly fees shall be due within ten (10) days after the end of the month to which the payment relates, or, if later, within five (5) days after the receipt of payment by RS of the corresponding fees from the Covered Portfolio in question. RS shall not be required to make any payment hereunder in respect of services rendered by PAIA relating to any Covered Portfolio for any period unless and until RS has received payment under the Advisory Agreement in respect of such Covered Portfolio for such period.

Section 9. Indemnification.

The Trust, on behalf of each respective Covered Portfolio, agrees to indemnify and hold harmless PAIA and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under any state or foreign securities and blue sky laws, and amendments thereto), and reasonable expenses, including (without limitation) reasonable attorneys’ fees and disbursements, arising directly or indirectly from any action or omission to act which PAIA takes in respect of that Covered Portfolio (i) at the request or on the direction of or in reliance on the advice of the Trust or RS, acting as agent for the Trust or (ii) upon Oral Instructions or Written Instructions. Neither PAIA, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) arising out of PAIA’s or its affiliates’ own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

Section 10. Duration and Termination.

(a) This Agreement shall remain in effect for a period of one (1) year, unless sooner terminated in accordance with paragraph (b), and shall continue in effect from year to year thereafter in respect of each Covered Portfolio so long as such continuation is approved at least annually by (i) the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of such Covered Portfolio and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting for the purpose of voting on such approval.

(b) This Agreement may be terminated in respect of a Covered Portfolio at any time, without payment of any penalty, by the Board of Trustees of the Trust or by a vote of a majority of voting securities of such Covered Portfolio, upon sixty (60) days written notice to PAIA, and by PAIA upon sixty (60) days written notice to the Trust. This Agreement shall also terminate in the event of any assignment hereof, as defined in the 1940 Act, and with respect to a Covered Portfolio, upon the termination of the Advisory Agreement with respect to that Portfolio.

(c) Termination under this section shall not affect the right of PAIA to receive payments on any unpaid balance of the compensation described in Section 8 earned prior to such termination.

Section 11. Notices.

All notices and other communications, including Written Instructions, shall be in writing or by confirming email, telegram, cable, telex or facsimile sending device. Notice shall be effective upon receipt.

Notices shall be addressed

(a) if to PAIA,

7 Hanover Square

New York, New York 10004

Attention: Michael B. Cefole

Title: President

(b) if to RS,

One Bush Street

Suite 900

San Francisco, California 94104

Attention: Matthew H. Scanlan

Title: Chief Executive Officer

(c) if to the Trust,

One Bush Street

Suite 900

San Francisco, California 94104

Attention: Matthew H. Scanlan

Title: Trustee, President and Principal Executive Officer

Section 12. Standard of Care and Liability

With respect to services provided pursuant to Section 3, in the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of PAIA, PAIA shall not be subject to liability to the Trust or any Covered Portfolio or to any shareholder of any Covered Portfolio for any act or omission in the course of, or connected with, rendering services or for any losses that may be sustained in the purchase, holding, or sale of any security by the Covered Portfolio.

Section 13. Amendments.

No amendment to this Agreement will be effective unless it is in writing and signed by each Party. Any amendment shall require the approval of the Board of Trustees of the Trust and of a majority of the outstanding voting securities of the affected Covered Portfolio to the extent required by the 1940 Act, as such act may be interpreted by the SEC or its staff. Any failure of a Party to comply with any obligation, covenant, agreement or condition contained in this Agreement may be waived by the Party entitled to the benefits of the provision only by a written instrument duly executed and delivered by the Party granting the waiver, but the waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

Section 14. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 15. Further Actions.

Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

Section 16. Miscellaneous.

(a) This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to Oral Instructions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

Notwithstanding any provision hereof, the services of PAIA are not, nor shall they be, construed as constituting legal advice or the provision of legal services for or on behalf of RS or any other person.

(b) This Agreement shall be deemed to be a contract made in New York and governed by New York law, without regard to principles of conflicts of law.

(c) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, requirement of applicable law or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(d) Each Covered Portfolio and its Trustees are hereby expressly made third-party beneficiaries under this Agreement, and each of them shall be entitled to enforce this Agreement against PAIA, and to bring an action against PAIA in respect of any failure to perform its obligations under this Agreement, in each case as it or they relate to such Covered Portfolio, as if such Covered Portfolio and its Trustees were parties hereto, and PAIA expressly consents to the foregoing. Except as provided in the preceding sentence, neither Party intends for this Agreement to benefit any third-party not expressly named in this Agreement, including, without limitation, any investors in a Covered Portfolio.

(e) A copy of the Trust’s Agreement and Declaration of Trust dated May 18, 2006, as amended, is on file at the office of the Secretary of The Commonwealth of Massachusetts. This Agreement was executed or made by or on behalf of PAIA and the Trust by the Trustees or officers of the Trust as Trustees or officers and not individually and the obligations of this Agreement are not binding upon any of them or the shareholders of the Covered Portfolios individually but are binding only upon the assets and property of the Trust or upon the assets belonging to the Covered Portfolios for the benefit of which the Trustees have caused this Agreement to be made.

(f) This Agreement is, and shall be construed as, a separate agreement between PAIA and the Trust on behalf of each of the Covered Portfolios separately. Without limiting the generality of the foregoing, no Covered Portfolio shall have any liability or obligation for or in respect of any obligation of any other Covered Portfolio or any services provided by PAIA to, or actions taken by PAIA in respect of, any other Covered Portfolio.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

Park Avenue Institutional Advisers LLC

By:	/s/ Thomas G. Sorell
Name:	Thomas G. Sorell
Title:	Executive Vice President and Chief Investment Officer

RS Investment Management Co. LLC

By:	/s/ Matthew H. Scanlan
Name:	Matthew H. Scanlan
Title:	Chief Executive Officer

As to Section 9 only:

RS Variable Products Trust

By:	/s/ Matthew H. Scanlan
Name:	Matthew H. Scanlan
Title:	President

ANNEX A

Covered Portfolios / Fee Schedule

Set forth below are the specific percentages that apply to each Covered Portfolio in calculating the compensation to be paid to PAIA under Section 8 of this Agreement

Covered Portfolio
RS S&P 500 Index VIP Series	28%
RS Investment Quality Bond VIP Series	28%
RS Low Duration Bond VIP Series	28%
RS High Yield VIP Series	28%